                                                                  EXHIBIT (a)(7)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the offer to purchase dated August 2, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by the Dealer Manager (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                              Chemfab Corporation

                                       at
                              $18.25 Net per Share

                                       by
                             PPLC Acquisition Corp.

                     an indirect wholly owned subsidiary of

                                 Norton Company

                which is an indirect wholly owned subsidiary of


                           Compagnie de Saint-Gobain


PPLC Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Norton Company, a Massachusetts corporation ("Parent"), which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of Chemfab Corporation, a Delaware corporation (the "Company"), at $18.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the offer to purchase dated August 2, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

-------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 29, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer a number of Shares which, together with the Shares then owned by Purchaser and Parent, would represent at least a majority of the outstanding Shares on a fully diluted basis and (ii) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 and receipt of required approvals under the New Hampshire Takeover Disclosure Law and applicable laws of Ireland and Germany regulating competition, antitrust, investment or exchange controls. The consummation of the Offer is also subject to the other conditions set forth in the Offer to Purchase.

The board of directors of the Company has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement described below is advisable and fair to, and in the best interests of, the Company and its stockholders,
(ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend that the Company's stockholders accept the offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 25, 2000, (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, and in accordance with the applicable provisions of the Delaware General Corporation Law, Purchaser will be merged into the Company (the "Merger"). Thereupon, each outstanding Share (other than Dissenting Shares (as defined in the Offer to Purchase), Shares held by the Company as treasury stock and Shares owned by Parent or any of its subsidiaries or any subsidiary of the Company) will be converted into and represent the right to receive $18.25 in cash or any higher price that may be paid per Share in the Offer, without interest.

The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 29, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Purchaser reserves the right, at any time or from time to time and subject to the provisions of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase). Any such extension will be followed as promptly as practicable by public announcement thereof.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 30, 2000, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

The receipt by a stockholder of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state, local or foreign tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of U.S. state and local tax laws or foreign tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Depositary and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                                 10/th/ Floor
                              New York, NY 10004
                       Banks and Brokerage Call Collect:
                                (212) 440-9800
                          All Others Call Toll Free:
                                (800) 223-2064



                      The Dealer Manager for the Offer is:

                         McFarland Dewey Securities Co.

                                230 Park Avenue
                                   Suite 1540
                            New York, NY 10169-1450
                        Call Toll Free: (888) 916-7400


August 2, 2000